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                                  Exhibit 99.2

MULTIMEDIA GAMES, INC.                                             PRESS RELEASE
8900 Shoal Creek Blvd., Suite 300
Austin, Texas 78757                                    Contact:    Gordon Graves
Phone: 512-371-7100                                    Phone:      512-371-7100
Fax: 512-371-7114


                ADVISORY OPINION SAYS MEGANANZA IS CLASS III GAME

AUSTIN, Texas - April 16, 2002 -- Multimedia Games, Inc. (Nasdaq: MGAM) announced today that a Deputy General Counsel of the National Indian Gaming Commission (NIGC) has issued an advisory opinion stating that MegaNanza(TM), the Company's most popular interactive bingo game, is a Class III game. The advisory opinion of the Deputy General Counsel, which is not binding upon the NIGC as a whole, was in response to a request MGAM made more than a year ago seeking a determination by the NIGC that MegaNanza is a Class II game.

Under the Indian Gaming Regulatory Act of 1988 (IGRA), Class II gaming, which includes bingo and games similar to bingo if played at the same place where bingo is being played, may be legally conducted on Indian lands without state or local government interference. Class III gaming may only be legally conducted on Indian lands if permitted under a compact between a state and the Native American tribes located within that state. No tribal-state compacts are in effect for MegaNanza or for any of the other Class II games offered by MGAM.

The advisory opinion identified and discussed in detail only one feature of the MegaNanza game that resulted in the Deputy General Counsel opining that MegaNanza was not a Class II game of bingo, i.e., that the determination of bingo numbers for MegaNanza (the "ball draw") is completed prior to the players' acquiring bingo cards for each MegaNanza game. In the opinion of the Deputy General Counsel, the definition of "bingo" requires that the number selection "must occur in real-time or very near in real-time to the actual play of the particular bingo game." While in practice, the commencement of a game of MegaNanza actually occurs within seconds of the completion of the number selection, in theory, a game could be commenced hours, days or weeks after completion of the number selection process, thus, apparently, prompting the conclusion of the Deputy General Counsel that MegaNanza is not a Class II game of bingo.

Gordon T. Graves, Chairman and Chief Executive Officer of MGAM, stated, "We believe nothing in the statutes or case law supports the concept of how much time can pass after the ball draw before players purchase or cover their cards, or what activity can take place after the ball draw and before a winner is declared. Most bingo halls have been running a variety of bingo games for many years in which balls are drawn long before cards are sold."

Mr. Graves added, "Everyone who follows our company knows that we and our Native American customers regularly face legal uncertainties in Class II gaming. Our technology and regulatory teams enable us to respond to changes in regulations and to the needs of our customers by rapidly adopting, developing and deploying new products. Since introducing MegaNanza, we have already developed three New-Generation Class II gaming systems that change the feature of MegaNanza objected to in the Deputy General Counsel's advisory opinion. All three of our new gaming systems require players to purchase their bingo cards before the ball draw. We plan to demonstrate these new gaming systems to our Class II customers over the next few weeks, and can rapidly deploy these systems for any of our customers who desire to make the change."

Mr. Graves continued, "The advisory opinion purports to relate to all the versions of MegaNanza we offer to our customers. However, the legal and factual analysis of the Deputy General Counsel

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appears only to relate to an old version of MegaNanza that is no longer played.
The newer versions of MegaNanza and our other New-Generation games operate in ways different from the version of MegaNanza discussed by the Deputy General Counsel. As a result, it is not clear to us the full extent to which the advisory opinion relates to our current offering of MegaNanza and our other New-Generation games. Also, the concluding paragraph of the advisory opinion is not supported by statutory or case law. Instead, the conclusion appears to reflect the effect of rules the NIGC proposed last month that are still open for comment, have not been adopted as final, and may never be adopted."

Mr. Graves added, "Just last month, the NIGC represented to a Federal District Court in a legal brief that opinions rendered by its Deputy General Counsel are not final decisions of the NIGC and are not binding upon the Chairman of the NIGC or upon the NIGC itself. We don't know if a majority of the NIGC commissioners will agree with the advisory opinion, if they will be open to discussion on the subject, or if the Chairman of the NIGC will exercise his statutory right to take some enforcement action against tribes that continue to operate MegaNanza. The gaming commissions of our Class II customers have independently determined that MegaNanza and our other New-Generation games are Class II games. It is too early to tell whether the advisory opinion will cause any of these customers to change their independent determinations. We expect some customers will ask to deploy our new Class II gaming systems discussed above, and others will challenge the advisory opinion through the regulatory resolution process, and in court, if necessary. As in the past, we will continue to work with our customers to find solutions to their regulatory concerns in ways that result in Class II games that are entertaining to end users. If asked, we will also work with the NIGC's legal staff to see if there are modifications that can be made to MegaNanza and our other New-Generation games that would satisfy their regulatory concerns, including modifications already made by us in existing and soon-to-be-introduced games. We firmly believe that prior court decisions and the legislative history of IGRA do not support the advisory opinion of the Deputy General Counsel or the pending rulemaking effort by the NIGC. If necessary, we, either alone or together with one or more of our customers, will litigate these matters in the courts, where we have successfully met similar challenges in the past."

Mr. Graves concluded by saying, "No matter how these dynamic legal and regulatory issues work out, MGAM is uniquely capable of developing and implementing the most exciting, state-of-the-art Class II games, operating on the most innovative gaming systems."

MGAM provides system services to gaming establishments. These services include designing and developing video lottery and interactive bingo games and TV game shows, delivering them over Betnet(TM), MGAM's proprietary broadband communication network, and providing interconnected electronic terminals for presenting these games to players. Betnet(TM) is a multi-channel network using intranets, local area networks, the Internet, closed-circuit satellite TV, and telephone lines.

These comments, including any statements predicated upon or preceded by the words "potential," "believe," "expect," and "should," are considered "forward-looking statements" within the meaning of federal and state securities laws. Such statements are subject to a number of uncertainties that could cause the actual results to differ materially from those expected, including, but not limited to, those described under "Item 1. Description of Business - Risk Factors," contained in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2001, which are incorporated herein by this reference.

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